Tortoise Capital Resources Corp. Announces Tax Characterization of 2010 Distributions

LEAWOOD, Kan. – Jan. 12, 2011 — (BUSINESS WIRE) --- Tortoise Capital Resources Corp. (NYSE: TTO) today announced the tax characterization of the 2010 distributions paid to stockholders which were comprised of 100 percent return of capital.

Additional information regarding the tax characterization of the 2010 distributions is available at www.tortoiseadvisors.com. A copy of the information is also available upon request by calling (866) 362-9331.

Nothing contained herein or therein should be construed as tax advice. Consult your tax advisor for more information. Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the U.S. energy infrastructure sector.

About Tortoise Capital Advisors, LLC
Tortoise is an investment manager specializing in listed energy infrastructure investments, such as pipeline and power companies. As of Dec. 31, 2010, the adviser had approximately $6.1 billion of assets under management in six NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Tortoise Capital Advisors, LLC
Pam Kearney, (866) 362-9331
Investor Relations
pkearney@tortoiseadvisors.com